             SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.




                          FORM 8-K

                       CURRENT REPORT




           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



      Date or Report (Date of earliest event reported)
                     September 10, 1998



                       EEX CORPORATION
   (Exact name of Registrant as specified in its charter)


    Texas                 1-12905            75-2421863
(State or other         (Commission       (I.R.S. Employer
jurisdiction of         File Number)      Identification
No.)
incorporation)



2500 CityWest Boulevard, Suite 1400, Houston, Texas    77042
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100

ITEM 5.   Other Events

Set forth below in its entirety is a News Release issued by EEX Corporation on September 10, 1998:


EEX   UPDATES   LLANO   DEVELOPMENT  PLANS   AND   DEEPWATER
EXPLORATION PROGRAM

       HOUSTON, TEXAS (September 10, 1998) -- In a presentation this morning at an energy conference in New York City, David Henderson, Executive Vice President and Chief Operating Officer for EEX Corporation (NYSE: EEX), described the latest developments at the Llano discovery in the Garden Banks Area of the Gulf of Mexico, reviewed the status of the ongoing exploration drilling program in the deep waters of the Gulf and updated the drilling programs on the Continental Shelf and International areas.

Llano Development Plan
      EEX is planning a phased development approach to exploit the potentially sizeable reserves encountered at Llano. The phased approach begins with an appraisal well to be drilled during the fourth quarter and an early development option that could bring first production on line as early as late next year. In addition to development drilling at Llano, additional exploration drilling is planned on other prospects in the area over the next several years. Information provided from early production at Llano and any additional exploration success will be used to properly size the eventual production facilities.
      "Although additional information must be evaluated prior to accurately determining recoverable reserves, we believe that the greater Llano area has an estimated gross, unrisked reserve potential in excess of one billion barrels. This phased development approach should allow the field to generate cash flow while the ultimate reserve potential is determined and the associated development facilities are designed accordingly," said Henderson.
      After drilling of the Sheba prospect in the Green Canyon area of the Gulf, the Ocean Voyager semi-submersible drilling rig is expected to return to Garden Banks Block 386 to begin drilling the first Llano appraisal well. By drilling approximately 4,000 feet to the northeast of the discovery well bottom-hole location, EEX will not only evaluate the reservoir encountered with the first well, but also test for additional reserve potential. The second well is expected to penetrate the "up-dip" or higher section of the reservoir where there is the potential for hydrocarbons in water-bearing sands encountered in the first well. As a result of a shallow salt layer, the full extent of the Llano field has not been imaged by seismic data. Consequently, the first appraisal well will be drilled to a point slightly under this salt mass in order to gain a better understanding of the potential size of the reservoir.

     Early production options may include utilization of the existing facility currently located on Garden Banks Block
388. The Cooper field on Block 388 is producing through a Floating Production System (FPS) and sub-sea pipelines that flow to a shallow water facility on Eugene Island Block 315. With Cooper field production rapidly declining, EEX is considering relocating the FPS from Cooper to the Llano area in order to accelerate first production by connecting the appraisal wells to the existing infrastructure.

Deepwater Exploration Program
     In addition to development activities at Llano, EEX continues to pursue an exploration drilling program and to participate in offshore lease sales in the deepwater of the Gulf of Mexico. In the most recent offshore lease sale
(Western Gulf of Mexico Sale # 171), EEX, along with partners, were the high bidders on four out of five blocks bid upon, including a highly sought after prospect on Garden Banks Block 562 (EEX 40%). Assuming these bids are awarded, EEX will have an interest in 97 blocks in the deepwater Gulf of Mexico.
     EEX currently has deepwater wells drilling on three prospects: Sheba, Elvis and Gamera. At the Sheba prospect on Green Canyon Block 341, the well has been drilled to approximately 23,000 feet and expects to reach target depth around 25,000 feet in the next few weeks. "To date, drilling in the Sheba area, while encouraging for the presence of several thick sand sections, has not yet encountered hydrocarbons. As we have often indicated, this large prospect area, with an areal extent of approximately 14,000 acres, could require several wells to fully evaluate its potential. The results of this first well are providing valuable insight as we plan drilling on additional locations within the Sheba area," Henderson added.
     The Elvis prospect on Mississippi Canyon block 580 is drilling below 16,000 feet, still above the objective horizons, which are as deep as 20,000 feet. The Elvis well is expected to reach total depth in October, depending on weather conditions in the Gulf. Following the completion of drilling at Elvis and Sheba, EEX expects to begin drilling its George Prospect on Mississippi Canyon Block 442 and the first Llano appraisal well described above.
     The  recently  spud Gamera prospect is located  in  the
ultra-deep waters of Atwater Valley in the Gulf. The initial objective of this well is the Lower Pliocene sand around 16,000 feet, however, when the results of this initial target are known, the well could be sidetracked to test the deeper Miocene section. "There are some unknowns regarding the nature of the Pliocene and Miocene sands, as they become shallower in the ultra-deep waters of the Gulf. This well gives EEX a very economical look at the potential of the ultra-deep water play, " Henderson commented.

    Gulf of Mexico Shelf Activities
           The shelf drilling program thus far in 1998 has resulted in five successes and three dry holes. EEX expects to drill five more shelf wells before the end of the year. The successful wells will contribute to additional gas production at an estimated rate, net to EEX, of some 35 million cubic feet per day. The largest contributors to this rate will come from South Timbalier Block 217 and West Cameron Block 204, which are expected to begin producing in the 4th quarter.
     "Our investment on the shelf is expected to provide near-term additions to our production and the associated cash flow should provide part of the funding of the deepwater program. The success to date indicates that our inventory of prospects on the shelf can deliver meaningful results," Henderson said.

     International Activities
           In the Tuban Block of Indonesia, EEX has a 50% interest in production at the Mudi Field and is continuing to evaluate additional prospects located within the block. In Turkey, the Company has pursued two areas of interest: the Salt Lake prospect in Central Turkey, near Ankara, and the South Mardin Basin along the southeast border with Syria. A recent well drilled at the Salt Lake prospect was unsuccessful.

     Stock Repurchase Program
           Henderson indicated that under the previously announced stock repurchase plan, EEX has implemented a program of forward purchases of its shares. Under this program, which will not impact EEX's balance sheet for at least 12 months, approximately one million shares have been acquired since the end of the second quarter at an average price per share of less than $6. While the company continues to believe that the most appropriate use of funds is to invest in its exploration program, Henderson explained that the recent stock market decline has created an unusually favorable opportunity for EEX to acquire treasury shares that are expected to be used for company benefit plans.

     EEX Corporation is an oil and natural gas exploration and production company with activities currently focused in Texas, the Gulf of Mexico and Indonesia.

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although EEX believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political developments in foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves, and conditions of the capital and equity markets during the periods covered by the forward-looking statements. EEX's periodic reports filed with the Securities and Exchange Commission include a discussion of important factors that could cause actual results to differ materially from those indicated in forward-looking statements.


For additional information, call 1-888-EEX-NEWS, or visit our Website at http://www.eex.com

                         SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     EEX Corporation

                                     By: /s/ T. E.Coats
                                      -------------------
                                      T. E. Coats
                                      Vice President and
                                      Controller



Date:     September 15, 1998